Press Release
www.shire.com

Change to Director's details

February 5, 2009 - Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announces that Mr Matthew Emmens, non-executive Chairman of Shire, has been appointed President of Vertex Pharmaceuticals Incorporated with immediate effect and that Mr Emmens will in addition become Chairman and Chief Executive Officer of Vertex in May 2009 when the current Chief Executive Officer retires.

This announcement is made pursuant to Listing Rule 9.6.14R.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 617 551 9715
Media	Matthew Cabrey (Specialty Pharma)	+1 484 595 8248
	Jessica Cotrone (HGT)	+1 617 613 4640

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX